Exhibit 5.1

April 2, 2015
Scio Diamond Technology Corp.
411 University Ridge, Suite D
Greenville, SC  29601

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Scio Diamond Technology Corp., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), relating to the registration of 5,000,000 shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") which may be issued from time to time under the Scio Diamond Technology Corp. 2012 Share Incentive Plan (the "Plan").

In rendering the opinion set forth below, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of the opinion expressed herein, including (i) the Registration Statement, (ii) certain resolutions adopted by the Board of Directors of the Company, and (iii) the Plan. As to any facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth herein, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons; (v) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents; and (vi) that all shares of Common Stock will be issued in accordance with the terms of the Plan and in compliance with applicable federal and state securities laws.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, when the shares of Common Stock have been issued in accordance with the Plan and as described in the Registration Statement, as the same may be amended, such shares of Common Stock will be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the Nevada Corporations Code and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction. We express no opinion herein other than as expressly stated above. This opinion letter is dated and speaks as of the date hereof. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter come to our attention, even though the legal analysis or legal conclusions contained in this opinion letter may be affected by such changes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ BARNES & THORNBURG LLP